CERTIFICATE OF DESIGNATIONS
FOR SERIES A CONVERTIBLE PREFERRED STOCK
OF URON INC.
(PURSUANT TO MINNESOTA STATUTES, SECTION 302A.401,
SUBD. 3(b))

The undersigned, being the President of URON Inc. (the “Corporation”), a corporation organized and existing under the Minnesota Business Corporation Act, in accordance with the provisions of Minnesota Statutes, Section 302A.401, Subd. 3(b), does hereby certify that:

       Pursuant to the authority vested in the Board of Directors of the Corporation by the Amended and Restated Articles of Incorporation of the Corporation, as amended, the Board of Directors on November 29, 2007, in accordance with Minnesota Statutes, Section 302A.401, Subd. 3, duly adopted the following resolution establishing a series of 10,000,000 shares of the Corporation’s preferred stock, to be designated as its Series A Convertible Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Articles of Incorporation of the Corporation, as amended, the Board of Directors hereby establishes a series of preferred stock of the Corporation and hereby states the designation and number of shares, and fixes the relative rights and preferences, of such series of shares as follows:

SERIES A CONVERTIBLE PREFERRED STOCK

Section 1. Designation; Number of Shares. The shares of such series shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), and the number of shares constituting the Series A Preferred Stock shall be 10,000,000. The Series A Preferred Stock shall have a par value of $0.01 per share. The “Stated Amount” of each share of Series A Preferred Stock hereunder shall be $2.10.

 Section 2. Voting. Each outstanding share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of the Corporation’s common stock (the “Common Stock”) into which such share of Series A Preferred Stock is then convertible pursuant to Section 7 hereof as of the applicable record date for the vote or written consent of shareholders, as applicable. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation and shall vote with holders of the Common Stock, voting together as single class, upon all matters submitted to a vote of shareholders, excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof (including, without limitation, Section 9) or by law. Provided that holders of no other class or series of shares are entitled to cumulate their votes in any election of directors in which they are entitled to vote, the holders of shares of Series A Preferred Stock shall not be entitled to cumulate their votes in any election of directors in which they are entitled to vote. If the holders of any other class or series of shares shall be entitled to cumulative voting then the holders of Series A Preferred Stock shall be entitled to cumulative voting.

Section 3. Rank. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up or dissolution, whether voluntary or involuntary, whether now or hereafter issued, rank: (a) senior (except as indicated in clause (c) below) to any other series of Preferred Stock established hereafter by the Board of Directors, the terms of which shall specifically provide that such series shall rank junior to the Series A Preferred Stock with respect to dividend rights and rights on liquidation, winding up or dissolution; (b) senior to the Common Stock of the Corporation (the “Common Stock”) and any other equity securities of the Corporation (all of such equity securities of the Corporation to which the Series A Preferred Stock ranks senior, including without limitation any Preferred Stock and the Common Stock, being collectively referred to herein as “Junior Securities”); and (c) pari passu in all respect to any class of preferred stock hereafter created, in an aggregate amount of up to 10,000,000 shares, and designated as “Series A-1 Convertible Preferred Stock,” which shall have rights and preferences identical to those set forth herein for Series A Preferred Stock and which upon its designation and issuance shall be treated for all purposes hereunder and under applicable state law as one single class of preferred stock (including, without limitation, with respect to voting rights, dividend rights and rights on liquidation, winding up or dissolution).

Section 4. Dividends; Payment Priorities.

(a)  Quarterly Dividends.  The holders of shares of the Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at an annual rate equal to 10% of the Stated Amount, calculated on the basis of a 360-day year, consisting of twelve 30-day months, and shall accrue on a daily basis from the date of issuance thereof, whether or not declared.  Accrued and unpaid dividends shall compound on a quarterly basis, and shall be, except as set forth in Section 4(b) below, payable in cash.  The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of such dividends, which record date shall not be more than sixty (60) days prior to the applicable dividend payment date.  The first such dividend payment shall be due and payable on January 15, 2008, with subsequent payments due and payable on April 15, July 15 and October 15 of each year.   Subject to applicable law, all accrued and unpaid dividends, if any, shall be mandatorily paid immediately prior to the earlier to occur of (i) a liquidation, dissolution or winding up of the Corporation or (ii) an optional Conversion pursuant to Section 7 hereof.

(b)  Payment of Dividends.   At the option of the Preferred Stockholder, the Corporation shall pay dividends on the Series A Preferred Stock in shares of Common Stock, with each share of Common Stock being valued for this purpose at the Conversion Price (as defined below) in effect on the date of payment.  For purposes hereof, the “Conversion Price” shall be equal to Stated Amount per share divided by the Conversion Rate (as adjusted from time to time pursuant hereto).

(c)  Junior Securities Dividends.  The Corporation shall not declare or pay any cash dividends on, make any other distributions with respect to, or redeem, purchase or otherwise acquire for consideration, any shares of Junior Securities unless and until all accrued and unpaid dividends on the Series A Preferred Stock shall have been paid in full.

Section 5. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its shareholders, an amount in cash equal to the Stated Amount for each share of Series A Preferred Stock outstanding to and including the date of liquidation, plus an amount in cash equal to all accrued but unpaid dividends (whether or not declared) (collectively, such amount is referred to as the “Liquidation Preference”), before any payment shall be made or any assets distributed to the holders of any Junior Securities. If the assets of the Corporation are not sufficient to pay in full the applicable Liquidation Preference, then the holders of all then-outstanding Series A Preferred Stock shares shall share in such distribution of assets in proportion to the full respective preferential amounts that would be payable on such shares of Series A Preferred Stock if all amounts payable thereon were paid in full.

Section 6. Optional Redemption by Corporation.

(a) In General. To the extent permitted by law and the terms or provisions of other agreements or instruments for or with respect to capital stock or indebtedness of the Corporation to which the Corporation is, or may become, a party or subject (including without limitation any notes, debentures or indentures), all or less than all of the outstanding shares of Series A Preferred Stock shall be redeemable, at the option of the Corporation, in whole, at any time. If the Corporation elects to redeem all or some of the Series A Preferred Stock, it shall establish a “Redemption Date”, the date on which the Redemption shall close and the Redemption Price paid. Not more than 60 nor less than 30 days prior to the Redemption Date, written notice by first-class mail, postage prepaid, shall be given to the holders of record of the Series A Preferred Stock to be redeemed, addressed to such shareholders at their last addresses as shown on the stock books of the Corporation (the “Optional Redemption Notice”).

(b) Redemption Price; Time and Place of Redemption. Optional redemptions under paragraph (a) above shall be made at a per-share redemption price (the “Redemption Price”) equal to, as applicable: (i) on or prior to the 15-month anniversary of the first issuance of Series A Preferred Stock, $3.00 per share plus accrued but unpaid dividends, or (ii) thereafter, $3.50 per share plus accrued but unpaid dividends.

(c) Contents of Redemption Notice. Each Optional Redemption Notice shall specify (i) the Redemption Date, (ii) the Redemption Price, (iii) the numbers of shares of Series A Preferred Stock to be redeemed from each holder, (iv) the place or places of payment, (v) that payment of the aggregate Redemption Price will be made upon presentation and surrender of certificates representing the shares of Series A Preferred Stock, and (vi) that on and after the redemption date, dividends will cease to accumulate on such shares.

(d) Redemption Procedure. On or after the date fixed for redemption as stated in the Optional Redemption Notice, each holder of the shares of Series A Preferred Stock called for redemption shall surrender the certificate or certificates evidencing such shares of Series A Preferred Stock to the Corporation at the place designated in such notice, and shall thereupon be entitled to receive payment of the aggregate Redemption Price. If fewer than all the shares of Series A Preferred Stock represented by any such surrendered certificate or certificates are redeemed, a new certificate shall be issued representing the unredeemed shares of Series A Preferred Stock. If, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing any shares called for redemption shall not have been surrendered, the dividends with respect to the shares so called shall cease to accumulate on and after the date fixed for redemption, such shares of Series A Preferred Stock shall no longer be deemed outstanding, the holders thereof shall cease to be shareholders with respect to such shares, and all rights whatsoever with respect to such shares (except the right of the holders thereof to receive the aggregate Redemption Price, without interest, upon surrender of their certificates) shall terminate. If any holder of shares of Series A Preferred Stock to be redeemed has lost, misplaced or is otherwise unable to deliver the certificates representing such shares, such holder shall execute and deliver an affidavit of loss in customary form containing an indemnification of the Corporation with respect to any undelivered certificates, and upon such execution and delivery the former holder of such shares shall become entitled to receive the aggregate Redemption Price.

(e) No Right of Holder to Require Redemption. Holders of Series A Preferred Stock have no right to require the Corporation to redeem their Series A Preferred Stock.

(f) No Conversion Prior to Redemption Date. From and after the date the Option Redemption Notice is deposited in the US mail until the Redemption Date (the “No Conversion Period”), the holders of the Series A Preferred Stock may not convert any of their shares of Series A Preferred Stock into Common Stock. If the Redemption Price is not paid by 5:00 p.m. Central Time on the Redemption Date, the holders of the Series A Preferred Stock may convert their shares under Section 7 hereof.

Section 7. Optional Conversion by Shareholders.

(a) Subject to Section 6(f) hereof, holders of Series A Preferred Stock may, at their option upon surrender of the certificates therefor, convert any or all of their shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock (and such other securities and property as they may be entitled to, as hereinafter provided) at any time after issuance thereof. Notwithstanding anything else contained hereinto the contrary, the holders of Series A Preferred Stock may not convert any shares of Series A Preferred Stock into Common Stock during the No Conversion Period.

(b) Each share of Series A Preferred Stock shall be convertible at the office of any transfer agent for the Series A Preferred Stock, and at such other office or offices, if any, as the Board of Directors may designate, into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) as shall be equal to the Conversion Rate, determined as hereinafter provided, in effect at the time of conversion. Shares of Series A Preferred Stock may initially be converted into full shares of Common Stock at the rate of one share of Common Stock for each share of Series A Preferred Stock, subject to adjustment from time to time as provided in Section 8 (such conversion rate, as so adjusted from time to time, being referred to herein as the “Conversion Rate”). Upon conversion, Holders of Series A Preferred Stock shall receive in respect of any accumulated and unpaid dividends on the Series A Preferred Stock surrendered for conversion a number of shares of Common Stock equal to the number of shares of Common Stock that would have been issued if the accumulated and unpaid dividends in the form of Series A Preferred Stock would have been converted at the same time.

(c) In order to effect a conversion, a holder shall: (i) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion, in the form attached hereto, to the Corporation (Attention: Secretary) and (ii) surrender or cause to be surrendered the original certificates representing the Series A Preferred Stock (the “Preferred Stock Certificates”) being converted, duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received.

(d) The date of actual conversion (the “Conversion Date”) shall be the date on which the Corporation has received both (a) the Notice of Conversion (by facsimile), and (b) either the Preferred Stock Certificates as provided above, or an indemnification or bond, in each case in a form reasonably satisfactory to the Corporation, in the event that the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed. The Corporation (itself, or through its transfer agent) shall, no later than the later of the second business day following the Conversion Date, (x) issue that number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock being converted (through book-entry or other recordation on its books and records), (y) deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid or deliver as otherwise directed by the holder or its nominee on the Notice of Conversion) to the holder or its nominee one or more certificates representing such Common Stock, and (z) deliver to the holder or its nominee one or more certificates representing the number of shares of Series A Preferred Stock not being converted, if any.

(e) A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Series A Preferred Stock outstanding upon the basis hereinbefore provided shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series A Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series A Preferred Stock on the new basis.

(f) Upon the surrender of Preferred Stock Certificates to be converted, duly endorsed or accompanied by proper instruments of transfer as provided above, the person converting such shares shall be deemed to be the Holder of record of the Common Stock issuable upon such conversion, and all rights with respect to the shares surrendered shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets as herein provided.

Section 8. Adjustments to Conversion Rate. Notwithstanding anything in this Section 8 to the contrary, no change in the Conversion Rate shall be made until the cumulative effect of the adjustments called for by this Section 8 since the date of the last change in the Conversion Rate would change the Conversion Rate by more than 1%. However, once the cumulative effect would result in such a change, then the Conversion Rate shall be changed to reflect all adjustments called for by this Section 9 and not previously made. Subject to the foregoing, the Conversion Rate shall be adjusted from time to time as set forth in this Section 8. If the occurrence of an event would cause the Conversion Rate to be adjusted by more than one subsection of this Section 9, then the Conversion Rate shall be adjusted only once pursuant to the subsection that would provide the greatest share increase in the Conversion Rate.

(a) Adjustments to Conversion Rate for Consolidation, Merger, etc. In case of any consolidation or merger of the Corporation with any other entity (other than a wholly owned subsidiary of the Corporation), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in case of any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, the Corporation shall, prior to or at the time of such transaction, make appropriate provision or cause appropriate provision to be made so that holders of each share of Series A Preferred Stock then outstanding shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock could have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer or share exchange. If in connection with any such consolidation, merger, sale, transfer or share exchange, each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of Series A Preferred Stock the right to elect the securities, cash or other assets into which the Series A Preferred Stock held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made and the effect of failing to exercise the election).

(b) Adjustments to Conversion Rate for Stock Splits, Reclassifications, and Certain Distributions. In case the Corporation shall:

(i) pay a dividend or make a distribution on its Common Stock in shares of its capital stock;

(ii) subdivide its outstanding Common Stock into a greater number of shares;

(iii) combine the shares of its outstanding Common Stock into a smaller number of shares; or

(iv) issue by reclassification of its Common Stock any shares of its capital stock;

then in each such case the Conversion Rate in effect immediately prior thereto shall be proportionately adjusted so that the holder of any Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive, to the extent permitted by applicable law, the number and kind of shares of capital stock of the Corporation which such holder would have owned or have been entitled to receive after the happening of such event had such Series A Preferred Stock been converted immediately prior to the record date for such event (or if no record date is established in connection with such event, the effective date for such action).

An adjustment pursuant to this subparagraph (b) shall become effective immediately after the record date in the case of a stock dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

Section 9. Negative Covenants. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise), without first obtaining the approval (whether at a meeting called for such purpose or through written consent) of the holders of a majority of the voting power of the Series A Preferred Stock: (i) alter or change the rights, preferences or privileges of the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock; or (ii) alter or change the rights, preferences or privileges of any capital stock of the Corporation in any manner that adversely affects the Series A Preferred Stock. Notwithstanding the foregoing, the rights of the Series A Preferred Stock and its holders shall be subject to any later-designated and issued class of preferred stock denominated “Series A-1 Convertible Preferred Stock,” as contemplated in Section 3 above.

Section 10. Outstanding Shares. For purposes of this Certificate of Designations, all shares of Series A Preferred Stock shall be deemed outstanding except for (a) shares of Series A Preferred Stock held of record or beneficially by the Corporation or any subsidiary of the Corporation, and (b) from the date fixed for redemption pursuant to Section 6, all shares of Series A Preferred Stock which have been called for redemption, provided that funds necessary for such redemption are available therefor and have been irrevocably deposited or set aside for such purpose.

Section 11. No Preemptive Rights.  Shares of Series A Preferred Stock shall not entitle their holders to preemptive rights under the Minnesota Business Corporation Act, or any other rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class..

Section 12. Lost or Stolen Certificates.  Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A Preferred Stock (including, in the case of mutilation, the surrender and cancellation of the mutilated certificate), and, in the case of loss, theft or destruction of such certificates, of an indemnification undertaking by the holder to the Corporation in customary form, the Corporation shall execute and deliver one or more new Preferred Stock Certificate(s) of like tenor and date.

Section 13. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designations.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof).

Section 14. Status of Series A Preferred Stock Upon Retirement. Shares of Series A Preferred Stock which are acquired or redeemed by the Corporation shall return to the status of authorized and unissued shares of preferred stock of the Corporation without designation as to series. Upon the acquisition or redemption by the Corporation of all outstanding shares of Series A Preferred Stock, all provisions of this Certificate of Designations shall cease to be of further effect. Upon the occurrence of such event, the Board of Directors shall have the power, without shareholder action, to cause restated articles of incorporation of the Corporation or other appropriate documents to be prepared and filed with the Secretary of State of the State of Minnesota which reflect such removal of all provisions relating to the Series A Preferred Stock and/or the cancellation of this Certificate of Designations.

Section 15. Restrictions on Transfer and Assignment. Shares of Series A Preferred Stock may be transferred on the Corporation’s books and records only (i) pursuant to a written assignment (or stock power, or other suitable instrument of conveyance) in form and substance satisfactory to the Corporation in its reasonable discretion, and (ii) after the Corporation’s receipt of a legal opinion, in form and substance satisfactory to the Corporation in its reasonable discretion, that such transfer will be conducted either pursuant to an effective registration thereof under the Securities Act or pursuant to an applicable exemption from the such registration requirements (including the registration or qualification requirements of any applicable state securities laws). Absent compliance with the provisions of this Section 16, the Corporation shall not be obligated to recognize any transfer of Series A Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by Christopher Larson, its President, this 26th day of December, 2007.

/s/ Christopher Larson
CHRISTOPHER LARSON, President

NOTICE OF CONVERSION
(To be Executed by the Registered Holder
in order to Convert the Series A Preferred Stock)

The undersigned hereby irrevocably elects to convert __________ shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock ”), represented by the stock certificate no(s). referenced below (the “Preferred Stock Certificates”), into shares of common stock (“Common Stock”) of URON Inc. (the “Corporation”) according to the conditions of the Certificate of Designation of Series A Convertible Preferred Stock (the “Certificate of Designation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. Each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof), or else will be furnished to the Corporation in accordance with the requirements for conversion set forth in the Certificate of Designation. In the event of partial exercise, please reissue a new stock certificate for the number of shares of Series A Preferred Stock which shall not have been converted.

Date:

Number of shares of Series A Preferred Stock to be converted:

Preferred Stock Certificate no(s). being:

Please Confirm The Following Information:

Conversion Price:

Number of shares of Common Stock to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the holder on the date hereof, determined in accordance with Section 16 of the Securities Exchange Act of 1934, as amended:

Please issue the Common Stock, into which the shares of Series A Preferred Stock are being converted, in the following name(s) and to the following address(es):
                                                                                                                                          ;

The undersigned acknowledges and agrees that the Corporation’s issuance of the Common Stock issuable upon conversion of the Series A Preferred Stock will not be made pursuant to an effective registration statement under the Securities Act of 1933, as amended, but will instead be made pursuant to an exemption from registration thereunder.

Print Name of Holder

Signature	Address of Holder	STATE OF MINNESOTA DEPARTMENT OF STATE FILED DEC 27 2007 /s/ Mark Ritchie Secretary of State